Exhibit 10.8

INVESTMENT OPPORTUNITY ALLOCATION AGREEMENT
This INVESTMENT OPPORTUNITY ALLOCATION AGREEMENT (this “Agreement”) is dated as of November 25, 2013, by and among Phillips Edison - ARC Shopping Center REIT Inc., a Maryland corporation (“PE-ARC”), Phillips Edison - ARC Grocery Center REIT II, Inc., a Maryland corporation (“PE-ARC II” and, together with PE-ARC, the “Funds”), Phillips Edison NTR LLC, a Delaware limited liability company (the “PE-ARC Sub-advisor”), and Phillips Edison NTR II LLC, a Delaware limited liability company (the “PE-ARC II Sub-advisor” and, together with the PE-ARC Sub-advisor, the “Fund Sub-advisors”).
WHEREAS, each Fund is a public real estate investment trust co-sponsored by AR Capital, LLC, a Delaware limited liability company (“AR Capital”), or its Affiliates, and Phillips Edison Limited Partnership, a Delaware limited partnership (“PECO”), or its Affiliates;
WHEREAS, pursuant to that certain Fourth Amended and Restated Sub-advisory Agreement (the “PE-ARC Sub-advisory Agreement”) by and between American Realty Capital II Advisors, LLC (the “PE-ARC Advisor”) and PE-ARC Sub-advisor, dated February 4, 2013, as amended from time to time, the PE-ARC Sub-advisor has been delegated the duties of the PE-ARC Advisor, including the obligations to manage the everyday affairs of PE-ARC, pursuant to that certain Second Amended and Restated Advisory Agreement by and between PE-ARC, Phillips Edison - ARC Shopping Center Operating Partnership, L.P. and the PE-ARC Advisor, dated as of June 19, 2013, as amended from time to time;
WHEREAS, pursuant to that certain Sub-advisory Agreement (the “PE-ARC II Sub-advisory Agreement”) by and between American Realty Capital PECO II Advisors, LLC (the “PE-ARC II Advisor”) and PE-ARC II Sub-advisor, dated November 25, 2013, as amended from time to time, the PE-ARC II Sub-advisor has been delegated the duties of the PE-ARC II Advisor, including the obligations to manage the everyday affairs of PE-ARC II, pursuant to that certain Advisory Agreement by and between PE-ARC II, Phillips Edison - ARC Grocery Center Operating Partnership II, L.P. and the PE-ARC II Advisor, dated as of November 25, 2013, as amended from time to time;
WHEREAS, each of the PE-ARC Sub-advisor and the PE-ARC II Sub-advisor is directly wholly owned by PECO or its Affiliates;
WHEREAS, each of the Funds intends to invest in Investments (as defined in Schedule I hereto); and
WHEREAS, the Funds wish to delineate their respective rights and obligations with respect to the pursuit and acquisition of such Investments;
NOW, THEREFORE, in consideration of the mutual agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
INVESTMENT OPPORTUNITIES

1.1    Investment Allocation.
(a)The parties hereto agree that, during the term of this Agreement:

(i)     In accordance with Section 8.4 of the PE-ARC Sub-advisory Agreement, until such time as PE-ARC has substantially invested or committed to investment all of the equity raised by PE-ARC during the Offering Period, PE-ARC shall have the right of first refusal to acquire any Investment before PE-ARC II may pursue the acquisition of any such Investment, except as may otherwise be agreed upon in writing by the boards of directors of each of the Funds. All of the equity raised by PE-ARC during the Offering Period will be deemed to have been substantially invested or committed to investment when, in the aggregate, the net equity raised by PE-ARC during the Offering Period has (1) been utilized by PE-ARC to acquire real estate and/or real estate-related assets and, (2) to the extent any remaining equity has not been utilized by PE-ARC to acquire real estate and/or real estate-related assets, such remaining equity has been allocated by PE-ARC and the PE-ARC Sub-advisor for the purposes of funding the acquisition of additional real estate and/or real estate-related assets for which PE-ARC, the PE-ARC Sub-advisor or one of their affiliates has executed purchase and sale agreements and/or letters of intent for the purposes of acquiring any such assets; and
(ii)     After such time as PE-ARC has substantially invested or committed to investment all of the equity raised by PE-ARC during the Offering Period, if either Fund Sub-advisor determines that an Investment is an appropriate acquisition for the Fund for which it serves as sub-advisor, such Investment shall be submitted for approval to the board of directors of the Fund that less recently received allocation of an Investment pursuant to the terms of this Agreement. Such allocations will be made on a rotational basis based upon the date upon which a purchase and sale agreement for each Investment was executed by either of the Fund Sub-advisors or their affiliates. If the board of directors of the Fund to which such Investment is first submitted for approval determines to forego the opportunity to acquire such Investment, then such Investment shall be submitted to the other Fund’s board of directors for its approval. If both Funds last received the allocation of Investments the purchase and sale agreements for which were executed on the same date, any subsequent Investment shall be allocated to the Fund with the smallest portfolio of real estate assets (as measured by aggregate purchase price) at the time the purchase and sale agreement for such subsequent Investment is executed. Notwithstanding the foregoing, if a Fund Sub-advisor, within its discretion as a fiduciary of the respective Fund for which it serves as sub-advisor, determines that the Fund for which it serves as sub-advisor does not have sufficient capital to acquire a certain Investment or that the acquisition of a certain Investment would result in an undesired level of concentration of properties in the Fund’s portfolio (including, but not limited to, concentration by geographical location, concentration of grocery-anchor tenant, or concentration of properties the acquisition of which requires the assumption of existing debt), then such Investment may be allocated to the other Fund and submitted directly to its board of directors without following the procedures set forth in this Section 1.1(a)(ii).
(b)If any Fund elects to pursue a Portfolio Investment in accordance with Section 1.1(a), but has insufficient capital to acquire all of such Portfolio Investment, such Portfolio Investment shall be submitted in its entirety to the board of directors of the other Fund without following the procedures set forth in Section 1.1(a)(ii). If neither Fund has sufficient capital to acquire such Portfolio Investment in its entirety, then the Fund Sub-advisors shall agree to divide the individual Investments that constitute such Portfolio Investment in an equitable manner and present the plan for the equitable division of the individual Investments and such individual Investments allocated to each Fund to the boards of directors of both Funds. It is within the discretion of the board of directors of each Fund to approve the plan for the equitable division of the individual Investments and the acquisition of each individual Investment. To the extent that the board of directors of either Fund does not approve the plan for the equitable division of the individual Investments, the boards of directors of both Funds shall negotiate with each other directly in establishing an alternative plan for the equitable division of the individual Investments. To the extent that the boards of directors of both Funds approve the plan for the equitable division of the individual Investments but the board of directors of either Fund foregoes the opportunity to acquire any individual Investment, such individual Investment shall be presented to the board of directors of the other Fund.

ARTICLE II
MISCELLANEOUS

2.1    Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in Schedule I hereto.

2.2    Termination. This Agreement shall terminate on the earlier of the date on which (i) either of the PE-ARC Sub-advisory Agreement or the PE-ARC II Sub-advisory Agreement terminates or expires in accordance with its terms and (ii) either of the PE-ARC Sub-advisor or the PE-ARC II Sub-advisor is no longer majority owned and controlled by PECO or its Affiliates.

2.3    Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing (including by telecopy) to be effective, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 2.3):

PE-ARC:	Phillips Edison - ARC Shopping Center REIT Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: John B. Bessey Fax: (513) 965-5660
with a copy to:	DLA Piper LLP (US) 4141 Parklake Drive, Suite 300 Raleigh, North Carolina 27612 Attention: Robert H. Bergdolt, Esq. Fax: (919) 786-2202

PE-ARC II:	Phillips Edison - ARC Grocery Center REIT II, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: R. Mark Addy Fax: (513) 965-5660
with a copy to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Peter M. Fass, Esq. Fax: (212) 969-2900
PE-ARC Sub-advisor:	Phillips Edison NTR LLC 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: John B. Bessey Fax: (513) 965-5660
PE-ARC II Sub-advisor:	Phillips Edison NTR II LLC 11501 Northlake Drive Cincinnati, Ohio 45249 Attention: R. Mark Addy Fax: (513) 965-5660

2.4    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

2.5    Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

2.6    Amendments; Waivers. This Agreement and the terms hereof may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto. No waiver of any term or condition hereof or obligation hereunder shall be valid unless made in writing and signed by the party to which performance is due.

2.7    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

2.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

2.9    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

2.10    Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

2.11    Counterparts. This Agreement may be executed (including by facsimile transmission) by the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

2.12    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
PHILLIPS EDISON - ARC SHOPPING CENTER REIT INC.

By:	/s/ John B. Bessey
Name: John B. Bessey
Title: Co-President and Chief Investment
Officer

PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.

By: /s/ R. Mark Addy
Name: R. Mark Addy
Title: Co-President and Chief Operating
Officer

PHILLIPS EDISON NTR LLC

By: /s/ John B. Bessey
Name: John B. Bessey
Title: Co-President

PHILLIPS EDISON NTR II LLC

By: /s/ R. Mark Addy
Name: R. Mark Addy
Title: Co-President

Schedule I
“Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person.
“Investment” means (a) any grocery-anchored shopping center that is consistent with the investment policies and objectives of the Funds as set forth in the respective prospectus for each Fund’s initial public offering of common stock as filed with the Securities and Exchange Commission and that would otherwise be required to be presented to the Funds by the Fund Sub-advisors under the terms of the PE-ARC Sub-advisory Agreement and the PE-ARC II Sub-advisory Agreement, or (b) any group of related Investments to be acquired collectively as a “portfolio” from a single seller or several related sellers. An Investment that satisfies the criteria under subpart (b) above shall also be known as a “Portfolio Investment.”
“Offering Period” has the meaning ascribed to such term in the PE-ARC Sub-advisory Agreement.
“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.